Exhibit 3.204

Delaware

The first State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “NANTICOKE HOSPITAL COMPANY, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE FOURTEENTH DAY OF JANUARY, A.D. 2011, AT 6:35 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “NANTICOKE HOSPITAL COMPANY, LLC”.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
4927798 8100H Seal	AUTHENTICATION: 9120689

111142777	DATE: 10-27-11

State of Delaware Secretary of State Division of Corporations Delivered 06:45 PM 01/14/2011 FILED 06:35 PM 01/14/2011 SRV 110048035 —4927798 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	First: The name of the limited liability company is Nanticoke Hospital Company, LLC.

•

Second: The address of its registered office in the State of Delaware is 2711 Centervilie Road, Suite 400 in the City of Wilmington (New Castle County) The name of its Registered agent at such address is Corporation Service Company.

•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution.) “The latest date on which the limited liability company is to dissolve is .”

•	Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation of Nanticoke Hospital Company, LLC this 14tn day of Januarv( 20 11

BY:	/s/ Kristie Putman
Authorized Person(s)

NAME:	Kristie Putman, Organizer
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